Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 11, 2005

FOR IMMEDIATE RELEASE

For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION NET INCOME
CLIMBS 67% IN FIRST HALF OF 2005

BILOXI, MS (July 11, 2005)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported a 67% increase in earnings for the first half of 2005 over the same period in 2004.

Net income for the six months ended June 30, 2005 totaled $5,119,000, compared to $3,058,000 for the first six months of 2004.

Earnings per share for the first half of 2005 rose 67% to $.92, compared to $.55 per share for the same period the year before. Earnings per share figures are based on weighted average shares outstanding of 5,551,781 and 5,556,954 on June 30, 2005 and June 30, 2004, respectively.

Approximately $900,000 of net income in the second quarter of 2005 came from the repayment of a loan that had previously been classified as impaired. Quarterly results also included an after-tax loss of $293,000 on securities sold and a gain of $79,000 after taxes from the proceeds of the PULSE EFT Association Exchange.

For the second quarter of 2005, net income increased 37% over the same period in 2004 and 14% sequentially over the first quarter of 2005. Earnings for the first quarter of 2005 also included proceeds from the recovered loan and the PULSE AFT Association Exchange.

“Our earnings from ongoing operations for the most recent quarter continued the trend of growth we have enjoyed the past two years and remain above the budget the board set for 2005,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank. “As we expected, our loan volume resumed its growth during the second quarter after a slight dip in the first three months of the year that proved to be an anomaly of timing,” he added.

“Residential and resort development on the Mississippi Gulf Coast remains active, and our bank is taking as much of that business as we can accommodate, considering our scale and resources. The Coast’s ‘Crane Index’ continues to elevate,” said Swetman.

Founded in 1896, with $664 million in assets as of June 30, 2005, The Peoples Bank operates 16 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 - YEAR FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)	2005	2004	Change
Six Months Ended June 30,
Net Income	$5,119	$3,058	67%
Net Income Per Share	0.92	0.55	67%

Financial Condition
June 30,	2005	2004	Change
Total Assets	$664,956	$583,206	14%
Loans — Net of Unearned Discounts	347,501	318,217	9%
Investment Securities	236,760	195,995	21%
Total Deposits	428,990	397,515	8%
Shareholders’ Equity	89,379	82,521	8%
Book Value Per Share	16.11	14.85	8%

Selected Ratios
Return on average shareholders’ equity	11.69%	7.37%
Return on average total assets	1.63%	1.04%
Primary capital to average assets	15.22%	15.23%
Allowance for loan losses as a % of loans, net of unearned discount	1.71%	2.09%

1) Based on weighted average shares outstanding of 5,551,781 and 5,556,954 at June 30, 2005 and 2004, respectively.